Exhibit 20


      RPC, Inc. Names Richard A. Hubbell Chief Executive Officer


    ATLANTA--(BUSINESS WIRE)--April 28, 2003--RPC Incorporated (NYSE:
RES) announced that President and Chief Operating Officer Richard A. Hubbell was named to the position of Chief Executive Officer effective April 22, 2003.
    Hubbell, 58, succeeds R. Randall Rollins, who will continue in his position as Chairman of the Board. Hubbell has been President and Chief Operating Officer of RPC since 1986.
    RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets. RPC's oil and gas services operating subsidiaries include Cudd Pressure Control, Inc. and Patterson Services, Inc. RPC's investor website can be found at www.rpc.net.


    CONTACT: RPC, Inc., Atlanta
             Ben M. Palmer, 404/321-2140
             or
             Jim Landers, 404/321-2162
             irdept@rpc.net